EXHIBIT 99.1

Global Blood Therapeutics Reports Recent Business Progress and Provides Third Quarter 2017 Financial Results

SOUTH SAN FRANCISCO, Calif., Nov. 02, 2017 (GLOBE NEWSWIRE) -- Global Blood Therapeutics, Inc. (GBT) (NASDAQ:GBT) today reported business progress and financial results for the third quarter ended September 30, 2017.

“We continue to make important progress toward our goal of bringing GBT440, now known by the non-proprietary name voxelotor, to patients of all ages as a potentially disease-modifying therapeutic option in sickle cell disease,” said Ted W. Love, M.D., president and chief executive officer of GBT. “In addition to securing Rare Pediatric Disease designation from the FDA, we’ve continued to share additional voxelotor data in a variety of patient populations at various meetings and as we build momentum toward the end of the year, we look forward to sharing new updates at the upcoming ASH meeting in December including new data from our Phase 2a HOPE-KIDS 1 Study.”

Recent Business Progress

Sickle Cell Disease

  Announced that the World Health Organization (WHO) approved “voxelotor” as the International Nonproprietary Name (INN) for GBT440, and that the United States Adopted Name Council has adopted “voxelotor” as the United States Adopted Name (USAN) for GBT440. The suffix “elotor” is first-in-class and stands for hemoglobin oxygen affinity modulator.
  The U.S. Food and Drug Administration (FDA) granted Rare Pediatric Disease designation to voxelotor for the treatment of sickle cell disease.
  Hosted the Annual SCD Therapeutics Conference in September, which brought together leading physicians, patient advocates, government agencies, public and private companies and healthcare investment analysts to discuss innovative solutions that could dramatically improve the lives of individuals living with SCD.
  Presented findings from a case study at the Academy for Sickle Cell and Thalassemia (ASCAT) 11th Annual Conference in London, highlighting the effect of voxelotor on markers of anemia and hemolysis (the destruction of red blood cells) in a patient with SCD with the variant HbSC genotype who participated in the Phase 1/2 GBT440-001 study.
  Presented findings from a single-patient compassionate access case study demonstrating the positive long-term effect of voxelotor in a patient with severe and symptomatic anemia at the Sickle Cell Disease Association of America (SCDAA) 45th Annual National Convention in Atlanta.
  Received acceptance of a poster for voxelotor on the Improvement of Rheological Properties of Sickle Cell Blood by Increasing Hemoglobin Oxygen Affinity at the upcoming Physiological and Pathophysiological Consequences of Sickle Cell Disease Conference, which will be held on November 6 in Washington D.C.
  Received acceptance of seven abstracts for presentation at the upcoming 59th American Society of Hematology (ASH) Annual Meeting and Exposition, which will be held December 9-12 in Atlanta. Presentations will include an oral presentation of updated data from the ongoing Phase 2a HOPE-KIDS 1 study, which has been selected for inclusion in the ASH press program.

Hypoxemia Program

  Discontinued development program of voxelotor for the treatment of idiopathic pulmonary fibrosis, based on results from proof-of-concept studies.

Corporate

  Expanded the management team with the promotion of Josh Lehrer, M.D., to senior vice president, clinical development. Since joining the GBT team in 2013, he has overseen the clinical development organization and has led program strategy and execution for voxelotor, bringing it through early-stage studies into a pivotal Phase 3 program in SCD. Prior to GBT, Dr. Lehrer led clinical development programs through proof of concept at Genentech in multiple indications and held key roles in business development and overseeing cardiovascular safety.

Financial Results for the Three Months Ended September 30, 2017
Cash, cash equivalents and marketable securities totaled $259.4 million at September 30, 2017, compared with $197.3 million at December 31, 2016.  We continue to expect our cash, cash equivalents and marketable securities to be sufficient to take us to top-line data in our pivotal HOPE Study.

Net loss for the three months ended September 30, 2017, was $28.6 million compared with $21.0 million for the same period in 2016. Basic and diluted net loss per share for the three months ended September 30, 2017, was $0.66 compared with $0.58 for the same period in 2016.

Research and development (R&D) expenses for the three months ended September 30, 2017, were $21.0 million compared with $15.4 million for the same period in 2016. The increase in R&D expenses is primarily attributable to increased expenses for the Phase 2a HOPE-KIDS 1 Study, the pivotal HOPE Study, two Phase 2a clinical trials in IPF and the Phase 1 Basecamp Study of voxelotor in healthy volunteers under hypoxemic conditions. These increases are partially offset by a decrease in costs related to preclinical pipeline programs, which are primarily due to the discontinuation of the hereditary angioedema, or HAE, program in 2016. We anticipate R&D expenses to increase incrementally quarter over quarter as we increase enrollment in our HOPE study with Part B top-line readout continued to be expected in the first half of 2019.  Total R&D non-cash stock compensation expense incurred for the three months ended September 30, 2017, was $1.6 million compared with $1.1 million for the same period in 2016.

General and administrative (G&A) expenses for the three months ended September 30, 2017, were $8.2 million compared with $5.7 million for the same period in 2016. The increase in G&A expenses is primarily attributable to increased professional fees and employee-related costs associated with the growth of the Company's operations. Total G&A non-cash stock compensation expense incurred in the three months ended September 30, 2017, was $2.1 million, compared with $2.0 million for the same period in 2016.

About Global Blood Therapeutics
Global Blood Therapeutics, Inc. is a clinical-stage biopharmaceutical company dedicated to discovering, developing and commercializing novel therapeutics to treat grievous blood-based disorders with significant unmet need. GBT is developing its lead product candidate, voxelotor, as an oral, once-daily therapy for sickle cell disease. To learn more, please visit: www.globalbloodtx.com and follow the company on Twitter: @GBT_News.

Forward-Looking Statements
Statements we make in this press release may include statements that are not historical facts and are considered forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. We intend these forward-looking statements, including statements regarding the therapeutic potential and safety profile of voxelotor (previously called GBT440), our ability to implement our clinical development plans for voxelotor, our ability to generate and report data from our ongoing and potential future studies of voxelotor, regulatory review and actions relating to voxelotor, our ability to adequately obtain and protect our intellectual property rights, and the timing of these events, to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act and are making this statement for purposes of complying with those safe harbor provisions. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. We can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved, and furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, the risks that our clinical and preclinical development activities may be delayed or terminated for a variety of reasons, that results of clinical trials may be subject to differing interpretations, that regulatory authorities may disagree with our clinical development plans or require additional studies or data to support further clinical investigation of our product candidates, that drug-related adverse events may be observed in clinical development, and that data and results may not meet regulatory requirements or otherwise be sufficient for further development, regulatory review or approval, along with those risks set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, as well as discussions of potential risks, uncertainties and other important factors in our subsequent filings with the U.S. Securities and Exchange Commission. Except as required by law, we assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

GLOBAL BLOOD THERAPEUTICS, INC.

Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Operating expenses:
Research and development	$20,952	$15,413	$56,513	$41,256
General and administrative	8,228	5,731	20,817	14,412
Total operating expenses	29,180	21,144	77,330	55,668
Loss from operations	(29,180)	(21,144)	(77,330)	(55,668)
Other income (expense):
Interest income, net	727	159	1,856	407
Other expenses, net	(104)	—	(298)	—
Total other income, net	623	159	1,558	407
Net loss	$(28,557)	$(20,985)	$(75,772)	$(55,261)
Basic and diluted net loss per common share	$(0.66)	$(0.58)	$(1.81)	$(1.72)
Weighted-average number of shares used in computing basic and diluted net loss per common share	43,259,145	36,353,958	41,832,273	32,074,779

GLOBAL BLOOD THERAPEUTICS, INC.

Condensed Consolidated Balance Sheets
(In thousands)

	September 30, 2017	December 31, 2016
	(Unaudited)	(1)
Assets
Current assets:
Cash and cash equivalents	$84,149	$92,072
Short-term marketable securities	135,206	55,202
Prepaid expenses and other current assets	10,415	2,495
Total current assets	229,770	149,769
Long-term marketable securities	40,073	50,058
Other assets	14,215	2,560
Total assets	$284,058	$202,387
Liabilities and Stockholders’ Equity
Current liabilities	$16,357	$15,515
Other liabilities, noncurrent	9,434	563
Total liabilities	25,791	16,078
Total stockholders’ equity	258,267	186,309
Total liabilities and stockholders’ equity	$284,058	$202,387

(1) Derived from the audited financial statements, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission on March 13, 2017.

Contact Information:
Myesha Lacy (investors)
GBT
650-351-4730
investor@globalbloodtx.com

Julie Normart (media)
Pure Communications
415-946-1087
media@globalbloodtx.com